Exhibit (a)(5)(P)

OFFER TO PURCHASE FOR CASH

All Outstanding Ordinary Shares of

AVG TECHNOLOGIES N.V.

at

$25 Per Share

by

AVAST SOFTWARE B.V.

a direct wholly owned subsidiary of

AVAST HOLDING B.V.

IMPORTANT REMINDER TO ALL REMAINING AVG SHAREHOLDERS

REGARDING THE SUBSEQUENT OFFERING PERIOD

On July 29, 2016, in connection with the pending acquisition of AVG Technologies N.V. (“AVG”) by Avast Software B.V. (“Avast”), a direct wholly owned subsidiary of Avast Holding B.V., Avast commenced a tender offer (the “Offer”) in which you may sell your AVG ordinary shares (“Shares”) at a price of US$25.00 per Share (the “Offer Price”), in cash, without interest and less applicable withholding taxes and other taxes, upon the terms and subject to the conditions of the Offer to Purchase and the Letter of Transmittal (both as defined below).

You are receiving this reminder because it appears that your Shares were NOT tendered as of September 29, 2016.

You should be aware that, on September 30, 2016, Avast commenced a Subsequent Offering Period during which you may still tender your Shares. The Subsequent Offering Period is scheduled to expire at 11:59 P.M., New York City time, on October 14, 2016. All shares validly tendered during the Subsequent Offering Period will be immediately accepted for payment, and tendering holders will thereafter promptly be paid the same form and amount of offer consideration as in the initial offering period. The procedures for tendering shares during the Subsequent Offering Period are the same as those applicable to the initial offering period, except that (i) the guaranteed delivery procedures may not be used during the Subsequent Offering Period and (ii) no withdrawal rights will apply to shares tendered during the Subsequent Offering Period.

Please carefully read Avast’s Offer to Purchase, dated July 29, 2016 (as amended, the “Offer to Purchase”), the related Letter of Transmittal (as amended, the “Letter of Transmittal”), and AVG’s Solicitation/Recommendation Statement relating to the tender offer (as amended, the “Solicitation/Recommendation Statement”). Avast’s Offer to Purchase, the Letter of Transmittal, and AVG’s Solicitation/Recommendation Statement (collectively, the “Offer Documents”) are available online from the U.S. Securities and Exchange Commission at www.sec.gov.

In particular, we recommend that you review the information contained in the Offer Documents relating to how you and your Shares will be affected if you decide not to tender your Shares pursuant to the Offer. As more fully described in the Offer Documents:

•	As soon as practicable following the completion of the Subsequent Offering Period, AVG intends to voluntarily delist its shares from the New York Stock Exchange. Delisting is likely to reduce significantly the liquidity and marketability of any AVG Shares that have not been tendered pursuant to Offer.

•	If you do not tender your Shares pursuant to the Offer, and Avast and AVG proceed with a compulsory acquisition of your Shares, then a Dutch court will determine the price to be paid for your Shares, which may be greater, equal to or less than the Offer Price.

•	You may be paid for your Shares earlier if you tender your Shares pursuant to the Offer.

•	If you do not tender your Shares pursuant to the Offer, and Avast and AVG proceed with an asset sale and liquidation of AVG, then you may be exposed to adverse tax consequences. As a result of such tax consequences, you may receive a lower net amount for your Shares if you decide not to tender your Shares pursuant to the Offer.

If you have any questions about the Offer or how to tender your Shares, you may call Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll-free in the United States and Canada). Banks and brokers may call collect at (212) 750-5833.

AVAST SOFTWARE B.V.

October 6, 2016

Forward-Looking Statements

This letter contains forward-looking information that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Avast and AVG operate; the uncertainty of regulatory approvals; AVG’s delisting from the New York Stock Exchange and suspension of AVG’s reporting obligations under the Exchange Act; and AVG’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AVG’s filings with the U.S. Securities and Exchange Commission, including AVG’s Annual Report on Form 20-F for the year ended December 31, 2015. These forward-looking statements speak only as of the date of this release and neither Avast nor AVG assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information and Where to Find It

This letter does not constitute an offer to purchase or a solicitation of an offer to sell any securities of AVG. The solicitation and offer to purchase ordinary shares of AVG is being made pursuant to a tender offer statement on Schedule TO, including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents, filed by Avast with the SEC on July 29, 2016 (as subsequently amended, the “Tender Offer Statement”). AVG filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the SEC on July 29, 2016 (as subsequently amended, the “Solicitation/Recommendation Statement”). AVG shareholders are urged to read the Tender Offer Statement and Solicitation/Recommendation Statement, as they may be amended from time to time, as well as any other relevant documents filed with the SEC, carefully and in their entirety because they will contain important information that AVG shareholders should consider before making any decision regarding tendering their securities. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by AVG will be available free of charge on AVG’s website at investors.avg.com.